CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Wells Fargo Funds Trust

We consent to the use of our reports dated December 20, 2019, with respect to the financial statements of Wells Fargo Diversified International Fund, Wells Fargo Emerging Markets Equity Fund, Wells Fargo Emerging Markets Equity Income Fund, Wells Fargo Global Small Cap Fund, Wells Fargo International Equity Fund, Wells Fargo Intrinsic World Equity Fund, and Wells Fargo Special International Small Cap Fund, seven of the funds comprising Wells Fargo Funds Trust, as of October 31, 2019, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 24, 2020